CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement pertaining to the 2005 Long-Term Incentive Plan filed by CRM Holdings, Ltd. on Form S-8 of our report dated August 5, 2005 relating to the combined financial statements and financial schedules of Compensation Risk Managers, LLC and affiliates and our report dated September 19, 2005 (except with respect to Note 2 as to which the date is November 4, 2005) on the balance sheet of CRM Holdings Ltd. included in the Company's registration statement on Form S-1.
Johnson Lambert & Co.
/s/  Johnson Lambert & Co.

Reston, Virginia
December 27, 2005